TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of June 1, 2026 by and between Core Molding Technologies, Inc. and its subsidiaries (collectively, the “Company”), and David L. Duvall (“Executive”) (collectively, the “Parties”).

Background

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer pursuant to that certain Executive Employment Agreement dated as of October 3, 2018, as amended on December 30, 2019, further amended and restated on August 30, 2021 and further amended and restated on August 1, 2025 (as amended and restated, the “Employment Agreement”);

WHEREAS, Executive has notified the Company of his intention to retire from his position as the Company’s President and Chief Executive Officer; and

WHEREAS, to facilitate a smooth and orderly transition in the management of the Company, Executive agrees to serve as a part time employee to provide certain transition services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto, each intending to be legally bound hereby, agree as follows:

1. Resignation.

1.1 Resignation from Positions. Executive’s resignation as the Company’s President and Chief Executive Officer shall be effective as of 11:59 p.m., Eastern Time, on May 31, 2026 (such date, the “Retirement Date”). Such resignation includes Executive’s voluntary resignation from the positions of President and Chief Executive Officer of the Company and all other officer, director and manager positions held by Executive with the Company and its subsidiaries.

2. Transition.

2.1 Advisory Period, Part Time Employment and Transition Services. Commencing on June 1, 2026 and ending December 31, 2027 (the “Advisory Period”), Executive shall serve as a part time employee of the Company, making himself available to advise senior management and otherwise consult with the Company as reasonably requested by the Company from time to time (the “Advisory Services”). Executive’s provision of the Advisory Services to the Company shall be non-exclusive. Executive may determine at his discretion the specific times during which he is available, provided that Executive shall be available within a reasonable timeframe and shall reasonably cooperate with the Company with respect to any litigation or other dispute relating to any matter in which Executive was involved or had knowledge during his employment with the Company. Any expenses associated with travel requested by the Company during the Advisory Period shall be reimbursed by the Company.

2.2 Advisory Fees. In exchange for the Advisory Services, subject to Sections 1.2 and 2.1 above, commencing on June 1, 2026, the Company agrees to pay Executive a monthly fee of $50,000 (the “Monthly Fee”) during the Advisory Period. Except as to the Monthly Fee and as provided in the Executive’s Employment Agreement, no other payment or benefits shall be due or payable to Executive for the Advisory Services, other than any travel expense reimbursements and any other benefits that the Company’s part time employees are generally entitled.

3. No Other Compensation or Benefits. Except as otherwise specifically provided herein or in the Employment Agreement, or as required by the terms of any employee benefit plan of the Company, COBRA or other applicable law, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company after the end of the Advisory Period.

4. Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A as of the Retirement Date and therefore are deemed deferred compensation subject to the requirements of Section 409A on the Retirement Date, then if Executive is a “specified employee” under Section 409A on the Retirement Date, payment of the amounts hereunder shall be delayed for a period of six (6) months from the Retirement Date if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within sixty (60) days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within sixty (60) days after the date of Executive’s death.

5. Termination.

5.1 Termination by the Company without Cause. If Executive’s employment hereunder and the Advisory Period are terminated prior to the end of the Advisory Period by the Company without Cause, Executive shall be entitled to payment of:

5.1.1 Executive’s accrued but unpaid Monthly Fee through the date of termination (the “Accrued Obligations”);

5.1.2 an amount equal to the Monthly Fee Executive would have been entitled to through the end of the Advisory Period but for his termination, paid in a lump-sum.

The amount described in Section 5.1.2 will be paid to Executive within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired.

5.2 Termination for Cause, Death, Disability or Executive’s Voluntary Termination. If Executive’s employment hereunder and the Advisory Period is terminated prior to the end of the Advisory Period by the Company for Cause, upon Executive’s death or Disability or voluntarily by Executive, Executive shall be entitled to receive the Accrued Obligations.

5.3 For the purposes of this Agreement, “Cause” means, with respect to Executive, one or more of the following: (i) commission of, or indictment for, a felony, a misdemeanor where the potential penalty therefor includes jail-time or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving embezzlement or fraud; or (iii) any material breach by Executive of Section 6, 7, 8, 23 or 25 of the Employment Agreement. For the purposes of this Agreement, “Disability” means (i) Executive’s inability, by virtue of ill health or other physical or mental illness, to perform substantially and continuously the duties assigned to Executive with reasonable accommodation for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive 12-month period or (ii) if Executive is considered disabled under the Company’s long-term disability insurance plan.

6. Miscellaneous.

6.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

6.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive :
David L. Duvall
3682 Lacey Woods Park
Hilliard, OH 43026

Notices to the Company :
Core Molding Technologies, Inc.
800 Manor Park Dr.
Columbus, Ohio 43228
Attn: Chairman of the Board
with a copy to:
Squire Patton Boggs (US) LLP
2000 Huntington Center
41 South High Street
Columbus, Ohio 43215
Attention: Aaron A. Seamon

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.

6.3 Choice of Law and Choice of Forum. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Jurisdiction and venue of any dispute, action or proceeding relating to this Agreement, the employment of Executive, the termination of Executive’s employment, or the validity, interpretation, performance, breach or termination of the Agreement shall be exclusively in the state or federal court located in Franklin County, Ohio.

6.4 Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

6.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, its Subsidiaries and Affiliates and their respective heirs, successors, and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may unilaterally assign its rights and obligations under this Agreement to any successor to Company’s rights and obligations hereunder as a result of any change of control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its affiliates, and Executive shall continue to be bound by the terms and conditions of this Agreement.

6.6 Entire Agreement. This Agreement and the Employment Agreement (and the LTIP plan and agreements thereunder referenced therein) constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s retirement from employment as Chief Executive Officer or the other subject matters of this Agreement are superseded in their entirety by this Agreement; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Executive’s confidentiality, proprietary information, covenant not to solicit, covenant not to compete, and no interference with employment relationship obligations, which shall remain in full force and effect.

6.7 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Advisory Period with or without Cause) shall affect the validity, binding effect, or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

6.9 Interpretation. As both parties have had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

6.10 Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Core Molding Technologies, Inc.

By: /s/ Thomas R. Cellitti
Name: Thomas R. Cellitti
Title: Chairman of the Board

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

/s/ David L. Duvall
David L. Duvall

(Signature Page to Transition Agreement)